5        Opinion of Counsel, David Wagner & Associates, P.C.


                      OPINION AND CONSENT OF LEGAL COUNSEL


DAVID WAGNER & ASSOCIATES, P.C.
Attorneys and Counselors at Law
8400 East Prentice Avenue
Penthouse Suite
Englewood, CO  80111

June 15, 2000

Board of Directors
Miracor Diagnostics, Inc.
9191 Towne Centre Drive, Suite 420
San Diego, CA  92122

Gentlemen:

We have acted as counsel to MIRACOR DIAGNOSTICS, INC. (the "Company") in connection with the preparation of a Registration Statement on Form SB-2 of which this opinion is a part, to be filed with the Securities and Exchange Commission (the "Commission"), for the sale by certain selling shareholders (the "Selling Shareholders") of 11,360,000 shares of the Company's common stock (the "Common Stock").

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that:

The shares of Common Stock being registered for the account of the Selling Shareholder has been validly issued, and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


Very truly yours,

/S/ DAVID WAGNER & ASSOCIATES, P.C.